Exhibit 4.7

CANADIAN PACIFIC RAILWAY LIMITED

AMENDED AND RESTATED MANAGEMENT

STOCK OPTION INCENTIVE PLAN

Effective October 1, 2001; amended February 19, 2002; May 5, 2006, May 9, 2008, February 18, 2009,

May 12, 2011, February 28, 2012, February 22, 2013, December 16, 2014, November 19, 2015, and April 27, 2022

ARTICLE 1 – PURPOSE OF THE PLAN	2
1.1 Purpose	2

ARTICLE 2 – DEFINITIONS AND INTERPRETATION	2
2.1 Definitions	2
2.2 Interpretation	4

ARTICLE 3 – GENERAL PROVISIONS OF THE PLAN	4
3.1 Administration	4
3.2 Shares Reserved	4
3.3 Eligibility	5
3.4 Limits with respect to Insiders	5
3.5 Non-Exclusivity	5
3.6 Amendment of Plan and Options	5
3.7 Amendments for which Shareholder Approval is Required	6
3.8 Compliance with Laws and Stock Exchange Rules	6

ARTICLE 4 – GRANT OF OPTIONS	6
4.1 Grants of Options	6
4.2 Option Agreement	6
4.3 Exercise Price	7
4.4 Time of Exercise	7
4.5 Expiry Date	7
4.6 Grants of SARs	7
4.6.1 Blackout Period Extension of Expiry Date	8
4.7 Early Expiry	8
4.8 Limited Assignment	9
4.9 No Rights as Shareholder or to Remain an Eligible Person; Status of Consultants	10
4.10 Adjustments	10
4.11 Change of Control	11

ARTICLE 5 – EXERCISE OF OPTIONS	11
5.1 Manner of Exercise	11
5.2 Delivery of Share Certificate	11
5.3 Cashless Exercise	12
5.4 Net Stock Settlement	12
5.5 Withholding	13

SCHEDULE A – FORM OF OPTION AGREEMENT	14

SCHEDULE B – FORM OF NOTICE OF EXERCISE	15

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ARTICLE 1

PURPOSE OF THE PLAN

1.1	Purpose

The purpose of the Canadian Pacific Railway Limited Management Stock Option Incentive Plan is to assist and encourage key officers, employees and Consultants of the Corporation and its Subsidiaries to work towards and participate in the growth and development of the Corporation and its Subsidiaries by granting Options to such persons.

ARTICLE 2

DEFINITIONS AND INTERPRETATION

2.1	Definitions

For the purposes of this Plan, the following terms will have the following meanings:

(a)

“Administrator” means the Board, the Compensation Committee, the Chief Executive Officer of the Corporation, the Chairman of the Board of Directors or the Chairman of the Compensation Committee, as the case may be, as administrator of the Plan as determined from time to time in accordance with section 3.1(a);

(b)

“Blackout Period” means a period during which the Corporation self imposes a prohibition on directors and certain employees trading in the Corporation’s securities, including, without limitation, Options or SARs;

(c)	“Board” means the board of directors of the Corporation;

(d)	“Cause” means:

(i)

the continued failure by the Optionholder to substantially perform his or her duties in connection with his or her employment by, or service to, the Corporation or any Subsidiary (other than as a result of physical or mental illness) after the Corporation or any Subsidiary has given the Optionholder reasonable written notice of such failure and a reasonable opportunity to correct it;

(ii)	the engaging by the Optionholder in any act which is injurious to the Corporation or its reputation, financially or otherwise;

(iii)	the engaging by the Optionholder in any act resulting or intended to result, directly or indirectly, in personal gain to the Optionholder at the expense of the Corporation;

(iv)

the conviction of the Optionholder by a court of competent jurisdiction on any charge involving fraud, theft or moral turpitude by the Optionholder in connection with the business of the Corporation; or

(v)	any other conduct that constitutes cause at common law;

(e)	“Change of Control” means:

(i)

the initial acquisition by any person, or any persons acting jointly or in concert (as determined by the Securities Act (Alberta)), whether directly or indirectly, of voting securities of the Corporation which, together with all other voting securities of the Corporation held by such persons, constitutes, in the aggregate, more than 20% of all outstanding voting securities of the Corporation;

(ii)

an amalgamation, arrangement or other form of business combination of the Corporation with another corporation which results in the holders of voting securities of that other corporation holding, in the aggregate, more than 50% of all outstanding voting securities of the corporation resulting from the business combination;

(iii)

a sale, disposition, lease or exchange to or with another person or persons (other than a Subsidiary) of property of the Corporation representing 50% or more of the net book value of the assets of the Corporation, determined as of the date of the most recently published audited annual or unaudited quarterly interim financial statements of the Corporation; or

(iv)

a change in the composition of the Board over any twelve month period commencing after the applicable Grant Date such that more than 50% of the persons who were directors of the Corporation at the beginning of the period are no longer directors at the end of the period, unless such change is a consequence of normal attrition;

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(f)	“Common Shares” means common shares of the Corporation;

(g)	“Compensation Committee” means a compensation committee of the Board consisting of not less than three directors;

(h)	“Consultant” means a person engaged to provide ongoing management or consulting services for the Corporation or any Subsidiary;

(i)	“Corporation” means Canadian Pacific Railway Limited, and any successor corporation thereto;

(j)

“Date of Termination” means the actual date of termination of employment of the Optionholder or termination of the Optionholder’s contract as a Consultant, and excludes any period during which the Optionholder is in receipt of or is eligible to receive any statutory, contractual or common law notice or compensation in lieu thereof or severance or damage payments following the actual date of termination;

(k)	“Eligible Person” means any officer, employee or Consultant of the Corporation or any Subsidiary, and also includes a Family Trust, Personal Holding Corporation and Retirement Trust;

(l)	“Exercise Price” means the price per Common Share at which Common Shares may be subscribed for by an Optionholder pursuant to a particular Option Agreement;

(m)	“Expiry Date” means the date on which an Option expires pursuant to the Option Agreement relating to that Option;

(n)

“Family Trust” means a trust, of which at least one of the trustees is an Eligible Person and the beneficiaries of which are one or more of the Eligible Person and the spouse, minor children and minor grandchildren of the Eligible Person;

(o)

“Grant Date” means the date on which an Option is granted, being the date that the Administrator grants or resolves to grant the Option, unless the Administrator ratifies or resolves to ratify Options granted on an earlier date or to delay the grant of Options to a later date, in which case the Grant Date will be such earlier or later date;

(p)	“Insider” means:

(i)	an insider as defined in the Securities Act (Alberta), other than a person who falls within that definition solely by virtue of being a director or senior officer of a Subsidiary; and

(ii)	an associate, as defined in the Securities Act (Alberta), of any person who is an insider by virtue of (i) above;

(q)

“Notice of Exercise” means a notice, substantially in the form of the notice set out in Schedule B to this Plan, from an Optionholder to the Corporation giving notice of the exercise or partial exercise of an Option previously granted to the Optionholder;

(r)	“Option” means an option to purchase Common Shares granted to an Eligible Person pursuant to the terms of the Plan, and includes any related SARs;

(s)

“Option Agreement” means an agreement, substantially in the form of the agreement set out in Schedule A to this Plan, between the Corporation and an Eligible Person setting out the terms of an Option granted to the Eligible Person;

(t)	“Optioned Shares” means the Common Shares that may be subscribed for by an Optionholder pursuant to a particular Option Agreement;

(u)	“Optionholder” means an Eligible Person to whom an Option has been granted;

(v)

“Personal Holding Corporation” means a corporation that is controlled by an Eligible Person and the shares of which are beneficially owned by the Eligible Person and the spouse, minor children or minor grandchildren of the Eligible Person;

(w)	“Plan” means this Management Stock Option Incentive Plan of the Corporation, as amended from time to time;

(x)	“person” has the meaning ascribed to such term in the Securities Act (Alberta);

(y)	“Retirement Trust” means a trust governed by a registered retirement savings plan or a registered retirement income fund established by and for the benefit of an Eligible Person;

(z)	“SAR” means a share appreciation right granted to an Eligible Person pursuant to the terms of the Plan;

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(aa)

“Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares to one or more Eligible Persons, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise; and

(bb)	“Subsidiary” means any corporation that is a subsidiary of the Corporation as defined in the Securities Act (Alberta).

2.2	Interpretation

(a)	Time shall be the essence of this Plan.

(b)	Words denoting the singular number include the plural and vice versa and words denoting any gender include all genders.

(c)	This Plan and all matters to which reference is made herein will be governed by and interpreted in accordance with the laws of Alberta and the federal laws of Canada applicable therein.

ARTICLE 3

GENERAL PROVISIONS OF THE PLAN

3.1	Administration

(a)	The Plan will be administered by:

(i)	the Board;

(ii)	if determined by the Board, by the Compensation Committee; or

(iii)

if determined by the Board, by the Chief Executive Officer of the Corporation, the Chairman of the Board of Directors or the Chairman of the Compensation Committee with respect to Options granted to Eligible Persons from time to time within the parameters set by the Board.

(b)	Subject to the limitations of the Plan and the parameters set by the Board, the Administrator has the authority to:

(i)	determine which Eligible Persons are to be granted Options and grant Options to those Eligible Persons;

(ii)	determine the terms of such Options;

(iii)	prescribe the form of Option Agreement and Notice of Exercise with respect to a particular Option, if other than substantially as set forth in Schedules A and B to this Plan; and

(iv)

interpret the Plan and determine all questions arising out of the Plan and any Option granted pursuant to the Plan, which interpretations and determinations will be conclusive and binding on the Corporation, Eligible Persons, Optionholders and all other affected persons.

3.2	Shares Reserved

(a)

The maximum number of Common Shares that may be reserved for issuance pursuant to Options granted under the Plan is 11,000,000. The maximum number of Common Shares will be reduced as Options are exercised and the Common Shares so reserved are issued.

(a.1)

The maximum number of Common Shares reserved for issuance under the Plan shall be increased on February 20, 2007 by a number of Common Shares equal to (i) the lesser of 7% of the outstanding Common Shares on February 20, 2007 and 11,400,000 Common Shares, less (ii) the sum of the number of Common Shares subject to outstanding Options on February 20, 2007 and the remaining number of Common Shares available for issuance under the Plan on February 20, 2007 (prior to giving effect to such increase) that are not subject to granted Options.

(a.2)	The maximum number of Common Shares reserved for issuance under the Plan shall be increased at and after May 12, 2011 by 3,000,000 shares.

(a.3)

The maximum number of Common Shares reserved for issuance under the Plan shall be increased at and after April 27, 2022 by 20,000,000 shares. Effective at and after April 27, 2022, the maximum number of Common Shares reserved for issuance under the Plan shall be 110,393,210 shares.

(b)

The maximum number of Common Shares that may be reserved for issuance to any one Eligible Person pursuant to Options granted under the Plan is 5% of the number of Common Shares outstanding at the time of reservation.

(c)

Any Common Shares subject to an Option that expires or terminates without having been fully exercised may be made the subject of a further Option. No fractional Common Shares may be issued under the Plan.

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3.3	Eligibility

Options may be granted by the Administrator to any Eligible Person, subject to the limitations set forth in sections 3.2 and 3.4 and any parameters set by the Board.

3.4	Limits with respect to Insiders

(a)

The maximum number of Common Shares that may be reserved for issuance to Insiders pursuant to Options granted under the Plan and any other Share Compensation Arrangement is 10% of the number of Common Shares outstanding.

(b)

The maximum number of Common Shares that may be issued to Insiders under the Plan and any other Share Compensation Arrangement within a one-year period is 10% of the number of Common Shares outstanding.

(c)

The maximum number of Common Shares that may be issued to any one Insider (and such Insider’s associates, as defined in the Securities Act (Alberta)), under the Plan and any other Share Compensation Arrangement within a one-year period is 5% of the number of Common Shares outstanding.

(d)

For the purposes of (a), (b) and (c) above, any entitlement to acquire Common Shares granted pursuant to the Plan or any other Share Compensation Arrangement prior to the grantee becoming an Insider is to be excluded. For the purposes of (b) and (c) above, the number of Common Shares outstanding is to be determined on the basis of the number of Common Shares outstanding at the time of the reservation or issuance, as the case may be, excluding Common Shares issued under the Plan or under any other Share Compensation Arrangement over the preceding one-year period.

3.5	Non-Exclusivity

Nothing in this Plan will prevent the Board from adopting other or additional Share Compensation Arrangements, subject to obtaining any required regulatory or shareholder approvals.

3.6	Amendment of Plan and Options

(a)	The Board may amend, suspend or terminate the Plan at any time, provided that no such amendment, suspension or termination may:

(i)

be made without obtaining any required regulatory approval or consent by applicable regulatory bodies, including the Toronto Stock Exchange and the New York Stock Exchange, or shareholder approvals as provided for in section 3.7; or

(ii)	prejudice the rights of any Optionholder under any Option previously granted to the Optionholder, without the consent or deemed consent of the Optionholder.

(b)

Subject to sections 3.6(a) and 3.7 the Board shall have the power and authority to approve amendments relating to the Plan or to Options, without further approval of the shareholders, including, without limitation, to the extent that such amendment:

(i)	is for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(ii)	is necessary to comply with applicable law or the requirements of any stock exchange on which the Optioned Shares are listed;

(iii)	is an amendment to the Plan respecting administration and eligibility for participation under the Plan;

(iv)	is an amendment to the Plan of a “housekeeping nature”, or

(v)

is an amendment to the terms of any outstanding Option (including, without limitation, to cancel an Option or amend the date or dates on which an Option or a portion thereof vests and so becomes exercisable), provided that:

A.	the Board would have had the authority to initially grant the Option under terms as so amended; and

B.	the consent or deemed consent of the Optionholder is obtained if the amendment would prejudice the rights of the Optionholder under the Option.

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3.7	Amendments for which Shareholder Approval is Required

Shareholder approval is not required for amendments to the Plan or Options except as may be required by applicable regulatory bodies, including the Toronto Stock Exchange and New York Stock Exchange and except for any amendment that:

(a)	increases the maximum number of Common Shares reserved for issuance pursuant to Options granted under the Plan;

(b)

reduces the Exercise Price of an Option to a price below the Exercise Price applicable to such Option determined at the Grant Date; except for the purpose of maintaining Option value in connection with a conversion, change, reclassification, redivision, redesignation, subdivision or consolidation of Common Shares (or a reorganization, amalgamation, consolidation, merger, takeover bid or similar transaction involving the Corporation);

(c)	permits the grant of an Option in exchange for, or in connection with, the cancellation or surrender of an Option;

(d)

extends the term of an Option beyond the Expiry Date determined at the time of the grant of the Option, except for the extension of the term of an Option beyond the Expiry Date in accordance with section 4.6.1 when the Expiry Date falls within a Trading Blackout;

(e)	amends the Plan to permit the granting of an Option with a term in excess of ten years;

(f)	amends the Plan to permit non-employee directors of the Corporation or its subsidiaries to participate in the Plan;

(g)	amends the Plan to permit Options to be assigned other than to:

(i)	an Optionholder’s Family Trust, Personal Holding Corporation or Retirement Trust (or between such entities or from either of such entities to the Optionholder),

(ii)	a legal representative of the Optionholder’s estate or a person who acquires the Optionholder’s rights under the Option by bequest or inheritance on death of the Optionholder, or

(iii)	otherwise for normal purposes of the settlement of estates of Optionholders;

(h)	amends the Plan to permit the grant of instruments other than Options or SARs, including without limitation deferred shares, restricted shares or performance shares; or

(i)	amends the amendment provisions contained in section 3.7 for which shareholder approval is required.

3.8	Compliance with Laws and Stock Exchange Rules

The Plan, the grant and exercise of Options under the Plan and the Corporation’s obligation to issue Common Shares on exercise of Options will be subject to all applicable federal, provincial and foreign laws, rules and regulations and the rules of any stock exchange on which the Common Shares are listed for trading. No Option will be granted and no Common Shares will be issued under the Plan where such grant or issue would require registration of the Plan or such Common Shares under the securities laws of any foreign jurisdiction except the securities laws of the United States. Common Shares issued to Optionholders pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws.

ARTICLE 4

GRANT OF OPTIONS

4.1	Grants of Options

Options may be granted to Eligible Persons from time to time (prior to the Date of Termination in respect of a particular Eligible Person) in accordance with this Plan.

4.2	Option Agreement

(a)

Upon the grant of an Option, the Corporation will deliver to the Optionholder an Option Agreement dated the Grant Date, containing the terms of the Option and executed by the Corporation. Upon return to the Corporation of the Option Agreement, executed by the Optionholder, the Optionholder will be a participant in the Plan and have the right to purchase the Optioned Shares on the terms set out in the Option Agreement and in the Plan.

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(b)

An Optionholder may elect at the time of grant to have all or a portion of the Option granted to the Optionholder’s Family Trust, Personal Holding Corporation or Retirement Trust (if permitted by applicable securities laws). In that case, an Option Agreement will be entered into between the Corporation and the Family Trust, Personal Holding Corporation or Retirement Trust, which will be the Optionholder for the purposes of this Plan.

4.3	Exercise Price

The Exercise Price of Common Shares subject to an Option will be determined or ratified by the Administrator and will not be less than the market price of the Common Shares at the Grant Date, calculated as:

(a)

the closing price of a board lot of the Common Shares on the Toronto Stock Exchange, if the Option is granted in Canadian dollars, or on the New York Stock Exchange, if the Option is granted in United States dollars, on:

(i)	the last trading day preceding the Grant Date, if the Option is granted before the close of trading on the Grant Date; or

(ii)	the Grant Date, if the Option is granted after the close of trading on the Grant Date;

provided that if the Common Shares did not trade on that trading day, then the closing price on the last preceding trading day on which a board lot of the Common Shares traded will be used;

(b)	such other Exercise Price as may be permitted or required by the Toronto Stock Exchange or the New York Stock Exchange, as applicable.

4.4	Time of Exercise

(a)	An Option may be exercised by an Optionholder from time to time as follows:

(i)	on and after the second anniversary of the Grant Date, as to 50% of the Optioned Shares or any part thereof; and

(ii)	on and after the third anniversary of the Grant Date, as to the remaining 50% of the Optioned Shares or any part thereof.

(b)	Notwithstanding section 4.4(a):

(i)

the Administrator may determine on the Grant Date that a particular Option will be exercisable in whole or in part on different dates or for reasons other than the passage of time (including the achievement by the Corporation or the Optionholder of specified performance or other criteria);

(ii)	the Board may determine after the Grant Date that a particular Option will be exercisable in whole or in part on earlier dates for any reason; and

(iii)	an Option will be exercisable on an earlier date pursuant to section 4.11, with respect to a Change of Control.

4.5	Expiry Date

The Expiry Date of an Option will be ten years after the Grant Date, subject to:

(a)	the right of the Administrator to determine at the time of grant that a particular Option will have a shorter term;

(b)	the provisions of section 4.6.1 relating to Blackout Period extensions of the Expiry Date; and

(c)	the provisions of section 4.7 relating to early expiry.

4.6	Grants of SARs

(a)	SARs may be granted to Eligible Persons at the same time as the grant of an Option.

(b)	SARs, if granted, will have the following terms (or such other terms as are consistent with the related Options):

(i)	the number of SARS to be granted shall, in the sole discretion of the Administrator, be:

A.	one SAR for every two Optioned Shares, or

B.	one SAR for each Optioned Share;

(ii)	the reference price for an SAR will be the same as the Exercise Price of the related Option;

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(iii)	SARs may be exercised from time to time by an Optionholder as follows:

A.	on and after the second anniversary of the Grant Date, as to 50% of the SARs or any part thereof;

B.	on and after the third anniversary of the Grant Date, as to the remaining 50% of the SARs or any part thereof;

(iv)	exercise of SARs will result in a reduction in the number of Optioned Shares on the basis of one Optioned Share for each exercised SAR;

(v)	exercise of an Option will result in a reduction in the number of SARs on the basis of:

A.	one SAR for each Optioned Share purchased in excess of 50% of the number of Optioned Shares, where one SAR was granted for every two Optioned Shares, and

B.	one SAR for each Optioned Share purchased, where one SAR was granted for each Optioned Share; and

(vi)	the Expiry Date of an SAR will be ten years after the Grant Date.

(c)	An Optionholder who wishes to exercise an SAR may do so by delivering a completed Notice of Exercise to the Corporation on or before the Expiry Date of the SAR.

(d)

Not later than five business days after receipt by the Corporation pursuant to section 4.6(c) of the Notice of Exercise, the Corporation will pay to the Optionholder, for each exercised SAR, an amount equal to:

(i)

the closing price of a board lot of the Common Shares on the Toronto Stock Exchange, if the Option is granted in Canadian dollars, or on the New York Stock Exchange, if the Option is granted in United States dollars on:

A.	the last trading day preceding the day of receipt by the Corporation of the Notice of Exercise, if received by the Corporation before the close of trading; or

B.	the day of receipt by the Corporation of the Notice of Exercise, if received by the Corporation after the close of trading;

provided that if the Common Shares did not trade on the relevant day, then the closing price on the last preceding trading day on which a board lot of the Common Shares traded will be used; less

(ii)	the Exercise Price.

(e)	The provisions of this Plan with respect to Options apply to SARs, where appropriate and with the necessary changes.

4.6.1	Blackout Period Extension of Expiry Date

If the Expiry Date of an Option falls within a Blackout Period, the Expiry Date of that Option shall be extended to the date ten business days after the date on which Blackout Period ends, provided that if within ten business days of the end of a Blackout Period an additional Blackout Period commences the Expiry Date of that Option shall be further extended at the end of the additional Blackout Period so that the number of days during which the Optionholders are able to exercise the Option is extended for a total of ten business days.

4.7	Early Expiry

An Option will continue in effect until its Expiry Date or expire before its Expiry Date, as the case may be, in the following events and manner:

(a)

if an Optionholder resigns from his or her employment (other than in the circumstances described in (c)), or an Optionholder’s contract as a Consultant terminates at its normal termination date, then only the portion of the Option that is exercisable at the date of resignation or termination may be exercised by the Optionholder and any such exercise must be during the period ending on the earlier of (i) 30 days after the date of resignation or termination and (ii) the Expiry Date, after which period the Option will expire;

(b)

if an Optionholder’s employment is terminated by the Corporation or a Subsidiary without Cause, including a constructive dismissal, or an Optionholder’s contract as a Consultant is terminated by the Corporation or a Subsidiary before its normal termination date without Cause, then the Option will continue to become exercisable by the Optionholder pursuant to section 4.4(a) after the Date of Termination and any exercise of the Option must be during the period ending on the earlier of (i) six months after the Date of Termination and (ii) the Expiry Date, after which period the Option will expire;

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(c)

if an Optionholder’s employment is terminated by the Corporation or a Subsidiary for Cause, or an Optionholder’s contract as a Consultant is terminated by the Corporation or a Subsidiary before its normal termination date for Cause, including where an Optionholder resigns from his or her employment or terminates his or her contract as a Consultant after being requested to do so by the Corporation or a Subsidiary as an alternative to being terminated for Cause, then the Option will expire on the Date of Termination;

(d)

if an Optionholder’s contract as a Consultant is frustrated before its normal termination date due to permanent disability, then only the portion of the Option that is exercisable at the date of frustration may be exercised by the Optionholder and any such exercise must be during the period ending on the earlier of (i) six months after the date of frustration and (ii) the Expiry Date, after which period the Option will expire;

(e)	if an Optionholder’s employment ceases due to permanent disability, then the Option will continue to become exercisable pursuant to section 4.4 and will expire on the Expiry Date;

(f)

if an Optionholder retires upon attaining the mandatory or early retirement age established by the Corporation or a Subsidiary from time to time (“Retires”) and gives notice of retirement ( the “Retirement Notice”) to the Corporation or a Subsidiary in accordance with policy established by the Corporation or a Subsidiary from time to time, then the Option will continue to become exercisable pursuant to section 4.4 and will expire on the earlier of

(i)	the date five (5) years after the Optionholder Retires, and

(ii)	the Expiry Date, after which period the Option will expire.

If an Optionholder Retires without giving the Retirement Notice the provisions of section 4.7(a) shall apply to such Optionholder; and

(g)

if an Optionholder dies, the Option will vest immediately after the death of the Optionholder, any exercise of the Options must be effected by a legal representative of the Optionholder’s estate or by a person who acquires the Optionholder’s rights under the Option by bequest or inheritance, and any such exercise must be during the period ending on the earlier of:

(i)	12 months after the death of the Optionholder and

(ii)	the Expiry Date, after which period the Option will expire,

notwithstanding the foregoing, if an Option may vest, or vests, for reasons other than the passage of time (including the achievement by the Corporation or the Optionholder of specified performance or other criteria) then, if an Optionholder dies, such Option will continue to become exercisable pursuant to section 4.4(a) after the death of the Optionholder, any exercise of such Option must be effected by a legal representative of the Optionholder’s estate or by a person who acquires the Optionholder’s rights under the Option by bequest or inheritance and any such exercise must be during the period ending on the earlier of

(iii)	12 months after the death of the Optionholder and

(iv)	the Expiry Date, after which period the Option will expire, subjectto the right of:

A.	the Administrator to, on the Grant Date, set shorter or longer periods for exercise (not later than the Expiry Date) with respect to a particular Optionholder; and

B.

the Board to, after the Grant Date, set shorter (with the consent of the Optionholder) or longer periods for exercise (not later than the Expiry Date) with respect to a particular Optionholder or group of Optionholders.

4.8	Limited Assignment

(a)	An Option may not be assigned, except to:

(i)	an Optionholder’s Family Trust, Personal Holding Corporation or Retirement Trust (or between such entities or from either of such entities to the Optionholder); or

(ii)	a legal representative of the Optionholder’s estate or a person who acquires the Optionholder’s rights under the Option by bequest or inheritance on death of the Optionholder.

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(b)

If a Personal Holding Corporation to which an Option has been granted or assigned is no longer controlled by the related Eligible Person, or the shares of the Personal Holding Corporation are no longer beneficially owned by the Eligible Person and persons who were the spouse, minor children or minor grandchildren of the Eligible Person at the time of the grant or assignment, then the Option cannot be exercised until it is assigned by the Personal Holding Corporation to that Eligible Person or another assignee permitted by section 4.8(a).

4.9	No Rights as Shareholder or to Remain an Eligible Person; Status of Consultants

(a)

An Optionholder will only have rights as a shareholder of the Corporation with respect to those of the Optioned Shares that the Optionholder has acquired through exercise of an Option in accordance with its terms.

(b)	Nothing in this Plan or in any Option Agreement will confer on any Optionholder any right to remain as an officer, employee or Consultant of the Corporation or any Subsidiary.

(c)	Nothing in this Plan or in any Option Agreement entered into with a Consultant will constitute the Consultant as an employee of the Corporation or any Subsidiary.

4.10	Adjustments

Adjustments will be made to (i) the Exercise Price of an Option, (ii) the number of Common Shares delivered to an Optionholder upon exercise of an Option and/or (iii) the maximum number of Common Shares that, pursuant to section 3.2(a), may at any time be reserved for issuance pursuant to Options granted under the Plan in the following events and manner, subject to any required regulatory approvals and the right of the Board to make such other or additional adjustments, or to make no adjustments at all, as the Board considers to be appropriate in the circumstances:

(a)

upon (i) a subdivision of the Common Shares into a greater number of Common Shares, (ii) a consolidation of the Common Shares into a lesser number of Common Shares or (iii) the issue of a stock dividend to holders of the Common Shares (excluding a stock dividend paid in lieu of a cash dividend in the ordinary course), the Exercise Price will be adjusted accordingly and the Corporation will deliver upon exercise of an Option, in addition to or in lieu of the number of Optioned Shares in respect of which the right to purchase is being exercised, such greater or lesser number of Common Shares as result from the subdivision, consolidation or stock dividend;

(b)

upon (i) a capital reorganization, reclassification or change of the Common Shares, (ii) a consolidation, amalgamation, arrangement or other form of business combination of the Corporation with another person or corporation or (iii) a sale, lease or exchange of all or substantially all of the property of the Corporation, the Exercise Price will be adjusted accordingly and the Corporation will deliver upon exercise of an Option, in lieu of the Optioned Shares in respect of which the right to purchase is being exercised, the kind and amount of shares or other securities or property as results from such event;

(c)

upon the distribution by the Corporation to holders of the Common Shares of (i) shares of any class (whether of the Corporation or another corporation) other than Common Shares, (ii) rights, options or warrants, (iii) evidences of indebtedness or (iv) cash (excluding a cash dividend paid in the ordinary course), securities or other property or assets, the Exercise Price will be adjusted accordingly but no adjustment will be made to the number of Optioned Shares to be delivered upon exercise of an Option;

(d)

upon the occurrence of an event described in (a) or (b) above, the maximum number of Common Shares that, pursuant to section 3.2(a), may at any time be reserved for issuance pursuant to Options granted under the Plan will be adjusted accordingly;

(e)

adjustments to the Exercise Price of an Option will be rounded up to the nearest one cent and adjustments to the number of Common Shares delivered to an Optionholder upon exercise of an Option and the maximum number of Common Shares that, pursuant to section 3.2(a), may at any time be reserved for issuance pursuant to Options granted under the Plan will be rounded down to the nearest whole Common Share; and

(f)	an adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this section are cumulative;

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4.11	Change of Control

(a)

If after the occurrence of a Change of Control an Optionholder’s employment is terminated by the Corporation or a Subsidiary without Cause, including a constructive dismissal, or an Optionholder’s contract as a Consultant is terminated by the Corporation or a Subsidiary before its normal termination date without Cause, the Optionholder may exercise the Option, notwithstanding section 4.4(a), as to any of the Optioned Shares in respect of which the Option has not been exercised. Notwithstanding the foregoing, for Options granted prior to February 28, 2012, on the occurrence of a Change of Control, an Optionholder may exercise the Option, notwithstanding section 4.4(a), as to any of the Optioned Shares in respect of which the Option has not been exercised.

(b)

If a “take-over bid” (within the meaning of applicable securities legislation) made by any person for the voting securities of the Corporation would, if successful, result in a Change of Control, then:

(i)	the Corporation will promptly notify the Optionholder of the take-over bid and the rights of the Optionholder under this section;

(ii)

the Optionholder may exercise the Option, notwithstanding section 4.4(a), as to any of the Optioned Shares in respect of which the Option has not been exercised, during the period ending on the earlier of the expiration of the take-over bid and the Expiry Date;

(iii)	exercise of the Option shall only be for the purpose of depositing the Optioned Shares pursuant to the take-over bid;

(iv)	the Optionholder may elect cashless exercise pursuant to section 5.3, which will apply with the necessary changes; and

(v)

if the Optioned Shares are not deposited by the Optionholder pursuant to the take-over bid or, if deposited, are subsequently withdrawn by the Optionholder or not all taken up and paid for by the offeror, then the Optionholder shall promptly return the Optioned Shares (or the portion that are not taken up and paid for) to the Corporation for cancellation, the Option respecting such Optioned Shares shall be deemed not to have been exercised, the Optioned Shares shall be deemed not to have been issued and the Corporation shall refund to the Optionholder the aggregate Exercise Price for the Optioned Shares (unless the Optionholder elected cashless exercise).

ARTICLE 5

EXERCISE OF OPTIONS

5.1	Manner of Exercise

An Optionholder who wishes to exercise an Option may do so by delivering the following to the Corporation on or before the Expiry Date of the Option:

(a)	a completed Notice of Exercise; and

(b)	subject to section 5.3, a cheque (which need not be a certified cheque) or bank draft payable to the Corporation for the aggregate Exercise Price of the Optioned Shares being acquired.

If the Optionholder is deceased or mentally disabled, the Option may be exercised by a legal representative of the Optionholder or the Optionholder’s estate or by a person who acquires the Optionholder’s rights under the Option by bequest or inheritance and who, in addition to delivering to the Corporation the Notice of Exercise and (if applicable) cheque or bank draft described above, must also deliver to the Corporation evidence of their status.

5.2	Delivery of Share Certificate

Not later than five business days after receipt by the Corporation pursuant to section 5.1 of the Notice of Exercise and payment in full for the Optioned Shares being acquired, the Corporation will direct its registrar and transfer agent to issue a certificate in the name of the Optionholder or an intermediary on behalf of the Optionholder (or, if deceased, his or her legal representative or beneficiary) for the number of Optioned Shares purchased by the Optionholder (or his or her legal representative or beneficiary), which will be issued as fully paid and non-assessable Common Shares.

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5.3	Cashless Exercise

An Optionholder may elect “cashless” exercise in a Notice of Exercise if the Common Shares issuable on exercise of an Option are to be immediately sold. In such case, the Optionholder will not be required to deliver to the Corporation the cheque or bank draft referred to in section 5.1. Instead, the following procedure will be followed, as detailed in a Cashless Exercise Instruction Form to be provided by the Corporation and completed by the Optionholder:

(a)

the Optionholder will instruct a broker selected by the Optionholder to sell through the Toronto Stock Exchange, if the Option is granted in Canadian dollars, or through the New York Stock Exchange, if the Option is granted in United States dollars, the Common Shares issuable on exercise of an Option, as soon as possible and at the then applicable bid price for the Common Shares of the Corporation;

(b)

on the settlement date for the trade, the Corporation will direct its registrar and transfer agent to issue a certificate in the name of the broker (or as the broker may otherwise direct) for the number of Common Shares issued on exercise of the Option, against payment by the broker to the Corporation of the Exercise Price for such Common Shares; and

(c)	the broker will deliver to the Optionholder the remaining proceeds of sale, net of brokerage commission.

5.4	Net Stock Settlement

(a)

Unless otherwise determined by the Administrator at the Grant Date for an Option, an Optionholder shall be entitled to settle an Option in Common Shares, or a combination of Common Shares and cash, on a net basis calculated and in such form as provided in (c) and (d) below.

(b)

Settlement of Options in such form may occur only if and to the extent the Option related thereto is then exercisable and if the Optionholder exercises such entitlement in accordance with such procedures as may be established by the Administrator.

(c)

Upon exercise thereof and subject to payment or other satisfaction of all related withholding obligations in accordance with section 5.5 hereof, Options may be settled under this section by delivery of the greatest number of Common Shares having an aggregate Market Value on the date of exercise equal to the following amount:

the product of

(A)	the excess of the Market Value of a Common Share on the date of exercise over the Exercise Price for a Common Share under the applicable Option,

multiplied by

(B)	the number of Common Shares covered by the Option so settled.

For this purpose, Market Value means the closing price per Common Share of the Common Shares on the Toronto Stock Exchange, if the Option is granted in Canadian Dollars, or on the New York Stock Exchange if the Option is granted in United States dollars, on the trading day preceding the date of exercise.

(d)

In addition, unless otherwise determined by the Administrator at the Grant Date, the Optionholder may elect to receive a combination of cash and Common Shares where the aggregate Market Value of the Common Shares and the amount of cash is equal in total to the aggregate amount determined as set forth in (c) above, the amount of cash being that which is determined by the Corporation to satisfy withholding obligations under section 5.5. In the event of such an election, such cash amount shall be used to satisfy the Optionholder’s obligations under section 5.5.

(e)	On settlement of an Option in accordance with this section, the Option shall be cancelled and the Optionholder shall have no further rights thereunder.

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5.5	Withholding

If the Corporation determines that the satisfaction of taxes, including withholding tax, or other withholding liabilities is necessary or desirable in respect of the exercise of any Option, the exercise of the Option is not effective unless such taxes have been paid or withholdings made to the satisfaction of the Corporation. The Corporation may require an Optionholder to pay to the Corporation, in addition to the Exercise Price for the Optioned Shares, any amount as the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of the Option. Any such additional payment is due no later than the date on which any amount with respect to the Option exercised is required to be included in the gross income of the Optionholder for tax purposes.

April 27, 2022

Chad Rolstad
Vice-President, Human Resources and Chief Culture Officer
Canadian Pacific Railway Limited

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4SCHEDULE A – FORM OF OPTION AGREEMENT

CANADIAN PACIFIC RAILWAY LIMITED

MANAGEMENT STOCK OPTION INCENTIVE PLAN

OPTION AGREEMENT

This Option Agreement is entered into between Canadian Pacific Railway Limited (the “Corporation”) and the Optionholder named below pursuant to the Canadian Pacific Railway Limited Management Stock Option Incentive Plan (the “Plan”), a copy of which is attached hereto, and confirms that:

1.	on •, 20· (the “Grant Date”);

2.	• (the “Optionholder”);

3.	was granted an option (the “Option”) to purchase • Common Shares (the “Optioned Shares”) of the Corporation, exercisable from time to time as to:

(a)	50% on and after the second anniversary of the Grant Date; and

(b)	the remaining 50% on and after the third anniversary of the Grant Date; [NOTE: or other exercise criteria, as appropriate.]

4.	at a price (the “Exercise Price”) of [CDN/US] $• per Common Share; and [NOTE: Either Canadian or US dollars, being in the same currency as the Optionholder’s salary.]

5.	for a term expiring at 5:00 p.m., Calgary time, on ·, 20· (the “Expiry Date”);

on the terms and subject to the conditions set out in the Plan. [The Optionholder was also granted on the Grant Date · share appreciation rights (the “SARs”) of the Corporation exercisable from time to time on the terms and subject to the conditions set out in the Plan.]

By signing this agreement, the Optionholder acknowledges that he or she has read and understands the terms of the Plan and accepts the Option in accordance with the terms of the Plan.

IN WITNESS WHEREOF the Corporation and the Optionholder have executed this Option Agreement as of •, 20•.

Canadian Pacific Railway Limited

By:

By:

Name of Optionholder

Signature of Optionholder

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SCHEDULE B – FORM OF NOTICE OF EXERCISE

Canadian Pacific Railway Limited

MANAGEMENT STOCK OPTION INCENTIVE PLAN

NOTICE OF EXERCISE

TO:	Canadian Pacific Railway Limited

7550 Ogden Dale Road S.E.

Calgary, Alberta T2C 4X9

Attention: •

Reference is made to the Option Agreement made as of •, 20•, between Canadian Pacific Railway Limited (the “Corporation”) and the Optionholder named below. The Optionholder hereby exercises the Option to purchase Common Shares of the Corporation as follows:

Number of Optioned Shares (or SARs) for which Option being exercised:

Exercise Price per Common Share[1]:	$

Total Exercise Price:	$

Check here for exercise of the Option if a cheque	•

Check here for cashless exercise of the Option (in which case the shares will be sold and no cheque or bank draft needs to be tendered with this Notice of Exercise):[2]	•

Check here for exercise of SARs:	•

Check here for Net Stock Settlement (in which case the necessary withholdings will be paid through option gains)	•

Check here for Net Stock Settlement (in which case the optionholder will issue cheque or bank draft for necessary withholdings)	•

Name of Optionholder as it is to appear on share certificate (except for cashless exercise or exercise of SARs):

Address of Optionholder as it is to appear on the register of Common Shares of the Corporation and to which a certificate representing the Common Shares being purchased is to be delivered or, in the case of cashless exercise or exercise of SARs, to which a cheque is to be delivered:
Dated •, 20•.

Name of Optionholder

Signature of Optionholder

[1]	Either Canadian dollars or United States dollars, being in the same currency as the Exercise Price indicated in the Optionholder’s Option Agreement.
[2]

An Optionholder electing cashless exercise will be required to submit a completed Cashless Exercise Instruction Form at the same time as this Notice of Exercise. The Form may be obtained from the Corporation’s human resources department.

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